833 EAST MICHIGAN STREET • SUITE 1800 MILWAUKEE, WISCONSIN 53202-5615 TEL • 414.273.3500 FAX • 414.273.5198 WWW • GKLAW.COM

February 16, 2018

Smead Funds Trust

600 University Street, Suite 2412

Seattle, WA 98101

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of this Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A (Registration Nos. 333-197810; 811-22985) (the “Registration Statement”) relating to the sale by you of an unlimited number of Class I3 and Class S shares (collectively, the “Shares”) of beneficial interest, par value $0.001, of the Smead Value Fund (the “Fund”), a series of Smead Funds Trust (the “Trust”), in the manner set forth in the Registration Statement (and the Prospectus of the Fund included therein).

We have examined: (a) the Registration Statement (and the Prospectus of the Fund included therein), (b) the Trust’s Declaration of Trust and By-Laws, (c) certain resolutions of the Trust’s Board of Trustees, (d) an officer’s certificate of the Trust, and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

For purposes of rendering this opinion, we have assumed that: (a) Post-Effective Amendment No. 9 to the Registration Statement will be automatically effective when filed and the Registration Statement remains effective; (b) all offers and sales of the Shares will be conducted in accordance with the Registration Statement and in compliance with applicable prospectus delivery requirements and state securities laws; (c) the Shares will be issued in accordance with the Trust’s Declaration of Trust and By-Laws and resolutions of the Trust’s Board of Trustees; and (d) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Trust.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON, D.C.

GODFREY & KAHN, S.C. IS A MEMBER OF TERRALEX,® A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.

Smead Funds Trust

February 16, 2018

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.